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                                                        Ex. 5.1

                 Wildeboer Rand Thomson Apps & Dellelce
                         Suite 810, P.O. Box
                       1 First Canadian Place
                      Toronto, Ontario M5X 1A9




                            October 7, 1998


Intecorp Excelle, Inc.
1880 Ormont Drive
Toronto, Ontario
Canada M9L 2V4


Gentlemen:

      You have requested our opinion, as counsel for Intercorp Excelle, Inc., in Ontario, Canada (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

      The Registration Statement relates to an offering of 500,000 shares of common stock, no par value ("Common Stock") underlying the options (the "Selling Stockholder Shares"), issued pursuant to the 1997 Stock Option Plan.

      We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that the Selling Stockholder Shares, upon receipt by the Company of the exercise price therefore, fully paid, validly issued and are non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                             Very truly yours,


                             /s/ Wildeboer Rand Thomson Apps & Dellelce




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